Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-135110) of HRPT Properties Trust and in the related Prospectus of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedules of HRPT Properties Trust, HRPT Properties Trust management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of HRPT Properties Trust, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 23, 2007